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                                                Filed Pursuant to Rule 424(B)(3)
                                                     Registration No.: 333-42530

                                  eSYLVAN, INC.
                                 34 Market Place
                            Baltimore, Maryland 21202

     This prospectus supplement, and the accompanying prospectus constitute our solicitation of an offer from you to invest in the number of shares of our Class A common stock in exchange for undertaking certain contractual obligations more fully described in the accompanying prospectus. If you make an offer to invest in the number of shares of our Class A stock set forth in the table below and we accept your offer, we will pay you the amount of cash set forth in the table below. This solicitation of an offer relates to the Sylvan franchise license agreement or area development agreement territory, set forth in the table below:

-------------------------------- ---------------------------------------- ------------------- ---------------
                                 Franchise License Agreement Number or    Number of Shares
Name                             Area Development Agreement Territory     Offered             Cash Offered
-------------------------------- ---------------------------------------- ------------------- ---------------
Making the Grade, Inc.           00808                                    2,152               753
-------------------------------- ---------------------------------------- ------------------- ---------------

     The only way to make a valid offer to invest in shares of our Class A stock is to execute and return to us in the enclosed self-addressed envelope the counterpart copies of the subscription and participation agreements that are enclosed with this prospectus supplement and that are personalized on the signature page with your name, franchise license agreement number or area development agreement territory. Any other attempt to make an offer to invest in shares of our Class A stock will be invalid and any documents pertaining to any such attempt to make an offer will be returned to you.

     If you are party to more than one franchise license agreement with Sylvan or if you are party to an area development agreement that relates to more than one Sylvan territory, you will receive a separate solicitation with respect to each of your franchise license agreements or area development agreement territories. You must make an offer or decide not to make an offer with respect to each of these separate solicitations.

     If you received this prospectus supplement without an accompanying prospectus or if you would like another copy of the prospectus, please contact the eSylvan, Inc. voicemail box at 800-627-4276 (ext. 2632) or 410-843-2632, leave your name, address and franchise license agreement number or area development agreement territory and we will forward a prospectus to you. If you have received a prospectus supplement and prospectus and have questions about the offering, you may also call the above listed number provide the above requested information and your telephone number and state that you have already received a prospectus and prospectus supplement and our authorized representative will respond to your questions.

     Please note this document is in two parts. The first is this prospectus supplement, which describes our specific solicitation from you of an offer to invest in our Class A
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stock. The second part, the accompanying prospectus, contains a full discussion of the terms and conditions of any investment in our Class A stock. We encourage you to read the prospectus in its entirety. No one may use this prospectus supplement to consummate sales of shares of our Class A stock unless it is accompanied by a prospectus. The delivery of this prospectus supplement and accompanying prospectus is not an offer of any other securities covered by the prospectus but not described in this prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The securities included in this offering have not been registered under the securities laws of Minnesota and may not be transferred or sold except in a transaction which is exempt under such securities laws or pursuant to an effective registration statement under such securities laws or in a transaction which is otherwise in compliance with such securities laws.

     If you make an offer to invest in our Class A stock, your signature on the Subscription Agreement shall evidence your acknowledgement of the statement set forth in the preceding paragraph and your agreement that you will not sell the securities without registration under the securities laws of Minnesota or some exemption from registration. Your signature on the Subscription Agreement also evidences your agreement to hold the stock for no less than one year from the date you acquire it.

          The date of this Prospectus Supplement is December 20, 2000.